Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474
Virco Announces Third Quarter Results
Torrance, California — December 10, 2008 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced third quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:
Sales and pre-tax income both stabilized in the third quarter, partially offsetting the disappointing results of the first two quarters. Compared to last year’s third quarter, sales and pre-tax income were down 2.7% and 3.5% respectively. Through nine months, sales and pre-tax income are down 6.5% and 51.7% respectively. The relative improvement in the third quarter was caused by a combination of solid late-season orders and moderating raw material costs. The 6.5% decline in YTD sales is recession-related. The 51.7% decline in YTD pre-tax income is roughly divided between lower factory absorption related to the sales decline, and a mid-year spike in steel, plastic and fuel costs that severely impacted our margins during the peak shipping months of June, July and August. In last year’s third quarter we also booked a one-time, non-cash, non-operating deferred tax benefit of $10,681,000 resulting from the re-evaluation of deferred tax benefits. Here are the numbers:

	Three Months Ended		Nine Months Ended
	10/31/2008	10/31/2007	10/31/2008	10/31/2007
	(In thousands, except share data)

Sales	$74,866	$76,977	$184,276	$197,030
Cost of sales	50,372	49,037	124,340	123,825

Gross margin	24,494	27,940	59,936	73,205
Selling, general, administrative & interest	18,107	21,323	52,382	57,578

Income before taxes	6,387	6,617	7,554	15,627
Income tax provision	2,607	(10,122)	3,118	(9,742)

Net income	$3,780	$16,739	$4,436	$25,369

Net income per share — basic	$0.26	$1.16	$0.31	$1.76
Net income per share — diluted	$0.26	$1.15	$0.31	$1.75

Weighted average shares outstanding — basic	14,467	14,416	14,443	14,388
Weighted average shares outstanding — diluted	14,485	14,535	14,467	14,503

		10/31/2008	1/31/2008	10/31/2007
Current assets		$57,558	$66,514	$61,895
Non-current assets		58,332	60,521	61,498
Current liabilities		24,475	34,518	30,094
Non-current liabilities		17,972	20,369	18,669
Stockholders’ equity		73,443	72,148	74,630
Anticipating a slowing economy at the beginning of 2008, we established two goals: protect the balance sheet and strengthen the Virco brand. We accomplished both goals.

Our balance sheet is strong and simple. For the second year in a row we were debt-free at the end of the third quarter. We have no long-term debt, a zero balance on our seasonal revolving line of credit, and cash in the bank. Shareholder equity stands at $73,443,000. Inventories are well controlled, with unit volumes and valuations net of LIFO reserves both lower than last year. Accounts receivable and payable are also comparable to last year, reflecting continued strong relationships with our customers and suppliers. We have no derivatives, no deferred executive compensation, and no re-priced stock options. While the value of our pension investments has suffered along with the overall market, our long-term pension obligations remain well within our current funding ability.
Our uses of capital are also simple: we continue to invest in new products, and we’re returning a prudent portion of free cash flow to our shareholders. So far this year our capital expenditures of $3.2M have focused on new tooling and equipment to support products slated for release in 2009. We’ve also made $1.4M of combined shareholder distributions, split between cash dividends and share repurchases.
The heart of our brand development strategy is our expanding portfolio of Equipment for Educators™. Metaphor® seating and Text™ tables, both released in 2008, extended the depth of our already strong position in moveable classroom furniture. We’re also pleased to announce two important new partners on our U.S. Communities contract: Wenger® and Interior Concepts™. These companies provide highly regarded equipment for music facilities, performing arts and media support. Both of them also share our values and our long-term commitment to serving the educational community. Along with our other vendor partners, Wenger and Interior Concepts expand the breadth of our Equipment for Educators portfolio beyond what we make in our own factories, offering educators at all grade levels the convenience of a strong and trusted single-source supplier.
To a large extent the encouraging results of the third quarter reflect a funding regime that pre-dates current economic conditions. The bulk of this year’s deliveries were funded in 2007, when receipts of state income taxes, property taxes and sales taxes were relatively high. That funding is much reduced for 2008, especially in states such as California, Florida, and New York. Allowing for a certain degree of variability from state to state, it seems probable that aggregated spending for school furniture and equipment will be lower in 2009, and perhaps even 2010.
Our competitive profile is much improved since the last recession in 2001. As stated above, our balance sheet is strong and simple. We have reduced our fixed cost structure without closing any domestic factories, giving us good flexibility and control over inventory levels, lead times and product quality. Our track record of new product development is excellent, both in terms of innovation and cost effectiveness. Finally, our 19-year partnership with Wells Fargo continues to provide the necessary liquidity to operate in a highly seasonal market with unique financial constraints.
These strengths, plus continued dedication to sustainable business practices such as recycling and our industry-leading Take-Back program, make Virco’s value proposition even more compelling during a time of uncertainty. We hope to use these strengths to offset the challenges of a weak economy and either maintain or slightly improve our current levels of revenue and income in 2009. As always, success will depend on a unified effort from our loyal team of owners, employees and partners.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for the year ended January 31, 2008, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.